Exhibit 5.2

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

June 25, 2010

Easton-Bell Sports, Inc.

7855 Haskell Ave.

Van Nuys, California 91406

Ladies and Gentlemen:

We have acted as special Texas counsel to Bell China Investments, Inc. a Texas corporation (“Obligor”), in connection with the execution and delivery of the Exchange Note Guarantee (as hereinafter defined).

Capitalized terms used but not defined in the body of this opinion letter have the respective meanings ascribed to such terms in Annex I hereto.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a) the Transaction Documents;

(b) the Organizational Documents;

(c) the Opinion Support Certificate; and

(e) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents and the conformity to the executed versions of the Transaction Documents of all such documents submitted to us as being final. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, to the extent we deemed appropriate, upon (i) written statements and representations of officers and other representatives of Obligor (including, without limitation, the representations made by Obligor in the Transaction Documents and the Opinion Support Certificate), and (ii) statements and certifications of public officials.

June 25, 2010

We express no opinion as to the laws of any jurisdiction other than (i) the Applicable Laws of the State of Texas and (ii) the Applicable Laws of the United States of America.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth below, we are of the opinion that:

1. Obligor is validly existing and in good standing as a corporation under the laws of the State of Texas.

2. Obligor has the requisite corporate power and authority to execute and deliver, and to incur and perform its obligations under, the Exchange Note Guarantee.

3. The execution and delivery by Obligor of the Exchange Note Guarantee, and the incurrence and performance by Obligor of its obligations thereunder, have been duly authorized by all requisite corporate action by Obligor and the Exchange Note Guarantee has been duly executed and delivered by Obligor.

4. The execution and delivery by Obligor of the Exchange Note Guarantee does not violate any provisions of the Organizational Documents of Obligor. The execution and delivery of the Exchange Note Guarantee will not violate any Applicable Law of the State of Texas.

5. No Governmental Approval is required to authorize, or is required for, the execution and delivery by the Obligor of the Exchange Note Guarantee to which it is a party.

Our opinions are subject to the following limitations, qualifications, exceptions and assumptions:

(i) Our opinion in paragraph 1 above as to the valid existence and good standing of Obligor under the laws of the State of Texas is based solely upon our review of certificates and other communications from the officials of the State of Texas.

(ii) In connection with our opinions expressed above we have assumed that (a) except as and to the extent expressed in paragraph 1 above as to Obligor, each of the parties to each of the Transaction Documents and the other documents we have examined or reviewed in connection with this opinion (including, without limitation, the Organizational Documents) (collectively, the “Reviewed Documents”) is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation; (b) except as and to the extent expressed in paragraph 2 above as to Obligor, each of the parties to each of the Reviewed Documents has the power and authority (corporate, partnership, limited liability company or other) to execute and deliver, and to incur and perform all obligations under, the Reviewed Documents; (c) except as and to the extent expressed in paragraph 3 above as to Obligor, the Reviewed Documents and transactions evidenced thereby have been duly authorized by all requisite action (corporate, partnership, limited liability company or other), (d) except as and to the extent expressed in paragraph 3 above as to Obligor, the Reviewed Documents have been duly executed and delivered, by or on behalf of the parties to each of the Reviewed Documents; (e) each of the Reviewed Documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms;

June 25, 2010

(f) except as and to the extent expressed in paragraphs 4 and 5 above as to Obligor, the execution and delivery of the Transaction Documents and the incurrence and performance of the obligations of the parties thereto under the Transaction Documents do not and will not contravene, breach, violate or constitute a default under (i) the charter, by-laws, partnership agreement, operating agreement or other organizational documents of any such party or of any bylaws, charter or any agreements governing or affecting Lender Parties or any Lenders or their subsidiaries, (ii) any lease, indenture, instrument, letter, contractual obligation or other agreement to which any party to the Reviewed Documents or its property is subject, (iii) any law, rule or regulation to which any party to the Reviewed Documents (or the transactions contemplated thereby) is subject, (iv) any judicial or administrative order or decree of any governmental authority or regulatory body, or (v) any authorization, consent or other approval of, or registration, recording or filing with, any Governmental Authority or regulatory body; and (g) except as and to the extent expressed in paragraph 5 above as to Obligor, no authorization, consent or other approval of, notice to or registration, recording or filing with any court, governmental authority or regulatory body is required to authorize or is required in connection with the execution, delivery or performance by any Person of the Reviewed Documents or the consummation of the transactions contemplated thereby.

The opinions expressed in this letter are provided as legal opinions only and not as any guaranties or warranties of the matters discussed herein, and such opinions are strictly limited to the matters stated herein, and no other opinions may be implied. Ropes & Gray LLP may rely on the opinion in this letter in delivering an opinion in connection with the issue of the Exchange Notes. We hereby consent to the filing of this opinion as an exhibit to the registration statement for the Exchange Notes and to the reference to this firm under the heading “Legal Matters” in the prospectus that is a part of the registration statement. In giving this consent we do not admit that we are “experts” under the Securities Act or the rules and regulations thereunder with respect to any part of the registration statement, including this exhibit. The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Andrews Kurth LLP

ANNEX I

TO OPINION

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below:

“Applicable Laws” means those laws, rules and regulations of the State of Texas that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws; provided that the term “Applicable Laws” does not include:

(a) any municipal or other local law, rule or regulation, or any other law, rule or regulation relating to (i) pollution or protection of the environment, (ii) zoning, land use, building or construction codes or guidelines or any other municipal or local laws, (iii) labor, employee rights and benefits, or (iv) occupational safety and health;

(b) antitrust laws or other laws regulating competition;

(c) antifraud laws;

(d) tax laws, rules or regulations;

(e) United States federal or state securities or blue sky laws, rules or regulations;

(f) the Federal Power Act, as amended, the Natural Gas Act, as amended, the rules and regulations promulgated under either such act, or any other utility, energy or pipeline regulatory law, rule, or regulation;

(g) the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder;

(h) any law, rule or regulation that may be applicable to Obligor by virtue of the particular nature of the business conducted by, or the regulatory status of, Obligor other than as may be relevant to the transactions contemplated by the Transaction Documents;

(i) any law, rule or regulation that may be applicable to Obligor as a result of the involvement of any of the Lender with the transactions contemplated by the Transaction Documents or because of any facts specifically pertaining to any Lender or because of the legal or regulatory status or the nature of the business of any Lender; and

(j) Executive Order No. 13,244,66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001).

Annex I-1

“Bankruptcy Code” means Title 11, U.S. Code.

“Company” means Easton-Bell Sports, Inc.

“Exchange Note Guarantee” means that certain Note Guarantee executed by Obligor and the other guarantors signatory thereto in respect of the Company’s obligations pursuant to the Exchange Notes and in favor of the Trustee.

“Exchange Notes” means the $350,000,000 aggregate principal amount of the Company’s 9.750% Senior Secured Notes Due 2016.

“Governmental Approval” means any consent, permit, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to the Applicable Laws of the State of Texas.

“Governmental Authority” means any executive, legislative, judicial, administrative or regulatory body of the State of Texas.

“Indenture” means that certain Indenture, dated as of December 3, 2009, among the Obligor, the Company, each of the other guarantors party thereto, and U.S. Bank National Association, as Trustee.

“Opinion Support Certificate” means the opinion support certificate signed by Obligor and in substantially the form of Annex II hereto.

“Organizational Documents” means (i) the Articles of Incorporation of Bell China Investments, Inc., as certified by the Secretary of State of the State of Texas, (ii) the Articles of Amendment of Bell China Investments, Inc. dated June 23, 2008, and filed with the Secretary of State of the State of Texas on June 25, 2008, as certified by the Secretary of State of the State of Texas, (iii) the By-Laws attached to the Opinion Support Certificate of Obligor, (iv) the Omnibus Unanimous Written Consent of the Board of Directors of Bell China Investments, Inc. dated November 20, 2009, attached to the Opinion Support Certificate of Obligor, (v) the Omnibus Unanimous Written Consent of the Board of Directors of Bell China Investment, Inc. dated December 3, 2009, attached to the Opinion Support Certificate of Obligor, (vi) the Unanimous Written Consent of the Board of Directors of Bell China Investments, Inc. dated April 30, 2010, attached to the Opinion Support Certificate of Obligor.

“Person” has the meaning given to such term in the Credit Agreement.

“Transaction Documents” means, collectively, (i) the Indenture, (ii) the Exchange Note Guarantee and (iii) the Exchange Notes.

Annex I-2